Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1/A (No. 333-235385) of CHF Solutions, Inc. and subsidiaries of our report dated February 21, 2019, relating to the consolidated financial statements of CHF Solutions, Inc. and subsidiaries  (the "Company"), (which report expresses an unqualified opinion on the consolidated financial statements for the year ended December 31, 2018 and includes an explanatory paragraph relating to the substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing in the Annual Report on Form 10-K of CHF Solutions, Inc. and subsidiaries for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

December 20, 2019